ROSS MILLER
Secretary of State
204 North Carson Street, Ste 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: www.nvsos.gov

Certificate of Designation

(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For Nevada Profit Corporations (Pursuant to NRS 78.1955)

1. Name of corporation:

Mach One Corporation

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

The total authorized shares shall be 250,000,000 shares consisting of the following:

(i) 239,500,000 shares of Common Stock par value $0.001;
(ii) 1,000,000 shares of Series A Preferred Stock par value $0.05;
(iii) 500,000 shares of Series B Preferred Stock par value $0.05. The voting powers, designations, preferences, limitations, restrictions and relative rights of the Series B Preferred Stock are set forth in Exhibit A, attached hereto and made a part hereof, and
(iv) 9,000,000 shares of Preferred Stock par value $0.05 of which the rights, preferences, series and designations shall be determined by the Board of Directors.

3. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X /s/ Monte B. Tobin

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.